Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-233065) and S-3 (No. 333-285832) of our report dated January 28, 2026, with respect to the consolidated financial statements of Coffee Holding Co., Inc. included in this Annual Report on Form 10-K for the year ended October 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

January 28, 2026